SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Angelica Corporation
 (Exact name of registrant as specified in its charter)

Missouri	43-0905260
(State of Incorporation)	(I.R.S. Employer Identification Number)

424 South Woods Mill Road Chesterfield, Missouri	63017-3406
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title Of Each Class	Name Of Each Exchange On Which
To Be So Registered	Each Class Is To Be Registered

Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.
☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: _____________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.                 Description of Registrant's Securities to be Registered.

Item 1 of the Registration Statement is hereby amended by inserting a paragraph after the fourth paragraph that reads as follows:

Notwithstanding the foregoing, no separate Rights Certificate will be issued by virtue of (i) the Company entering into the Agreement and Plan of Merger, dated May 22, 2008, with Clothesline Holdings, Inc. and Clothesline Acquisition Corporation (“Merger Agreement”) or (ii) Clothesline Holdings, Inc. entering into the Voting Agreement, dated May 22, 2008, with Steel Partners II, L.P. (the "Voting Agreement"). Neither Clothesline Holdings, Inc or any of its subsidiaries will be deemed to be an Acquiring Person under the Rights Agreement by virture of entering into the Merger Agreement or the Voting Agreement or by the transactions contemplated thereby.  A Stock Acquisition Date or Distribution Date will not be deemed to have occurred as a result of the approval, execution, delivery or performance of the Merger Agreement or the Voting Agreement or the transactions contemplated thereby.  Nothing in the Rights Agreement will be construed to give the holder of any Rights (and, prior to the Distribution Date, registered holders of Common Stock) or any other person any legal or equitable rights remedies, or claims under the Rights Agreement as a result of the approval, execution, delivery or performance of the Merger Agreement or the Voting Agreement or the transactions contemplated thereby.

Item 1 is also amended by deleting the second sentence of the current fifth paragraph of Item 1, which currently reads as follows, “The Rights will expire on September 7, 2008.”, and substituting therefor the following, “The Rights Agreement and the Rights will terminate in all respects immediately prior to the effective time of the merger as specified in the Merger Agreement.”

Item 2.	Exhibits.

2.1
Agreement  and Plan of  Merger,  dated as of May 22, 2008,  by and  among  Angelica Corporation., Clothesline Holdings, Inc. and Clothesline Acquisition Corporation (incorporated by reference from Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2008).

4.1
Rights Agreement dated as of August 27, 1998, between Angelica Corporation and UMB Bank, N.A., which includes as Exhibit A, the Certificate of Designation, Preferences and Rights of Class B Series 2 Junior Participating Preferred Stock, as Exhibit B, the Form of Rights Certificate, and as Exhibit C, the Summary of Preferred Stock Purchase Rights (incorporated by reference from Exhibit 1 to the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on August 28, 1998).

4.2
Amendment No. 1 to Rights Agreement, dated as of August 30, 2006, between Angelica Corporation and UMB Bank, N.A., (incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 5, 2006).

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4.3
Amendment No. 2 to Rights Agreement, dated as of September 19, 2006, between Angelica Corporation and UMB Bank, N.A., (incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 22, 2006).

4.4
Amendment No. 3 to Rights Agreement, dated as of May 22, 2008, between Angelica Corporation and Computershare Trust Company, N.A., (incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2008).

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ANGELICA CORPORATION

Dated: May 23, 2008                                                                     /s/ Steven L. Frey
Steven L. Frey
Vice President, General Counsel and Secretary

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